Exhibit 99.1

Chittenden Corporation

2 Burlington Square

P.O. Box 820

Burlington, Vermont 05402-0820

Kirk W. Walters

(802) 660-1561

For Immediate Release

October 31, 2007	61/07

CHITTENDEN CORPORATION COMPLETES ACQUISITION OF

COMMUNITY BANK & TRUST COMPANY

BURLINGTON VT, October 31, 2007 – Chittenden Corporation (NYSE: CHZ) announced today that it has completed its acquisition of Community Bank & Trust Company, a $399 million trust company headquartered in Wolfeboro, New Hampshire. In connection with the acquisition, Chittenden issued an aggregate of approximately 3.1 million shares of Chittenden common stock and paid approximately $30.9 million in cash for all outstanding shares of Community Bank.

In announcing the completion of the acquisition, Paul A. Perrault, Chittenden’s Chairman, President and Chief Executive Officer, said, “We are delighted to welcome Community Bank’s customers and employees into Ocean Bank, one of Chittenden’s family of banks. Their legacy of superb customer service will fit nicely into our culture, and result in great opportunities for them both.”

Peter Alden, President and Chief Executive Officer of Community Bank, commented, “This transaction benefits our stockholders and customers, and we look forward to the opportunity to offer our customers expanded banking products and services as a result of our merger with Ocean.”

Community Bank had total consolidated assets of approximately $399 million and shareholders’ equity of approximately $44 million at September 30, 2007. Community Bank operates six full-service banking offices, two satellite offices, and one loan production office throughout New Hampshire.

The following information was submitted by Computershare Trust Company, N.A., the exchange agent, regarding the results of merger consideration elections:

•	The holders of approximately 3,381,094 shares of Community Bank common stock elected to exchange their shares for shares of Chittenden common stock;

•	The holders of approximately 70,531 shares of Community Bank common stock elected to receive cash in exchange for their Community Bank shares; and

•	The holders of approximately 255,788 shares of Community Bank common stock failed to make a valid election.

Based on the election results, both Community Bank shareholders making an effective election to receive cash and non-electing shareholders will receive 100% of their merger consideration in cash (at the rate of $33.37 per share of Community Bank common stock). As a result of pro-ration, Community Bank shareholders making an effective election to receive stock will receive approximately 82.2% of their merger consideration in shares of Chittenden common stock (at the exchange rate of 1.1293 shares of Chittenden common stock for each share of Community Bank common stock) and 17.8% of their merger consideration in cash.

Former Community Bank shareholders who have questions regarding the receipt of their merger consideration should contact Computershare Trust Company, N.A. at 1- 800-546-5141.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, Chittenden offers a broad range of financial products and services to customers throughout Northern New England, Massachusetts and Connecticut, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to businesses, individuals, and the public sector. Chittenden’s news releases, including earnings announcements, are available on its website at www.chittendencorp.com.

Forward-Looking Statements

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) costs or difficulties related to the integration of the businesses following the merger; (2) changes in general, national or regional economic conditions; (3) changes in loan default and charge-off rates; (4) reductions in deposit levels necessitating increased borrowings to fund loans and investments; (5) changes in interest rates; (6) changes in levels of income and expense in noninterest income and expense related activities; (7) competition; (8) failure of the parties to satisfy the closing conditions for the People’s United Financial/Chittenden merger in a timely manner or at all; and (9) disruptions to Chittenden’s business as a result of the announcement and pendency of the People’s United Financial/Chittenden merger.

For further information on these risk factors and uncertainties, please see Chittenden’s filings with the Securities and Exchange Commission, including Chittenden’s Annual Report on Form 10-K for the year ended December 31, 2006. Chittenden undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

[1]

Chittenden’s subsidiaries are Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean Bank and Merrill Merchants Bank. Chittenden Trust Company also operates under the names Chittenden Bank, Chittenden Services Group, Chittenden Mortgage Services and Chittenden Commercial Finance, and it owns Chittenden Insurance Group, LLC and Chittenden Securities, LLC.